Exhibit 99.2
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            THE COURT: Ladies and gentlemen, I am in a position to announce my opinion at this time. It is my opinion that the Plaintiffs' post judgment motions to amend findings and judgment and to reopen the record for additional evidence should be denied. I'm simply not persuaded by any of the reasons suggested for amending findings and the judgment entered in January. And although in this post judgment context, it may not be incumbent upon me to state more than that concerning rationale, I do want to be clear about the reasons for rejecting the Plaintiffs' post judgment motions.
            But before I get into rationale, I'm


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especially concerned that no side and no one think that I'm engaging in a rush to a ruling, without adequate reflection on the arguments that have been so ably presented today. The issues which have been argued today have been very well, very thoroughly briefed, and there has been adequate time for study and reflection concerning the issues before today.
            Further, I have the luxury of taking the time I feel I need to reflect on the proper ruling and if you thought further reflection would change the opinion I have announced, I would take that time.
            I ruled at this juncture because I strongly think that further reflection would not change the result. And on the other side of the ledger, I feel it's a benefit to all for a court to rule promptly after it is plain what the ruling will be, so that everyone effected can move on either to an appeal process or to other matters.
            The crux of the Plaintiffs' post judgment motions is that the plaintiffs are entitled, as costs of mitigation, to reimbursement for dividends


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actually paid upon the December 1992 preferred stock issuance and to reimbursement for the principal amount of and to payment of a hypothetical reasonable return on the capital infusions into Bank United, totalling approximately $35 million made during 1990 and 1991.
            The essence of my disagreement with Plaintiffs' position is that the reimbursements they now seek are not for the transaction costs of mitigating damages, for which they most effectively accomplished, but for the money raised to pursue aims which would have required infusions or acquisitions of real cash to accomplish, even in the absence of the FIRREA breach.
            It's important to keep in mind as the starting point of the analysis concerning Plaintiffs' motions that the portion of the bank's capital ratio provided by the supervisory goodwill, and by the forbearances which Bank United lost upon the enactment of FIRREA, represented borrowing capacity.
            The FIRREA breach did not remove one Dime


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of tangible investable money from the asset side of the bank's balance sheet, which the Plaintiffs were replacing by the capital infusions and preferred stock issuance. The new capital, insofar as mitigation is concerned, was replacing borrowing capacity, not tangible assets. The preFIRREA goodwill on the balance sheet and the forbearances did not, without more, provide any investable asset. To use a borrowing capacity which FIRREA took away, Plaintiffs would have to borrow and thus incur interest expense or similar cost of funds obligations on any sum so acquired.
            Consequently, any dividends paid on the preferred stock are analogous to interest which the bank would have incurred, had it instead been able to use its preFIRREA borrowing capacity.
            Insofar as the Plaintiffs' position with respect to the 35 and a third million of capital infusions is concerned, I am in total agreement with the Defendant's position and adopt its explanation. The Plaintiffs mitigated the FIRREA-caused loss of borrowing capacity in part by such infusions of


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equity capital. From the point of view of Plaintiffs, other than the Bank, this was an investment they were going to make somewhere and on which they would have expected an adequate return. They made the investment in Bank United and not only restored borrowing capacity, but provided that much cash for the bank's growth.
            To award the principal amount of such capital infusions would be replacing an investment Plaintiffs still have or have transferred. To award a hypothetical rate of return on such principal amount would be a duplication of whatever return the infusing Plaintiffs have already received from their investment.
            The reasons just stated apply directly to Plaintiffs' motion filed on January 3, 2002 to amend findings and judgment. There was included with that motion a simultaneous separate motion to reopen the record for additional evidence. The ruling just made on the motion to amend findings and judgment makes irrelevant the additional evidence which plaintiff seeks to include in the trial record, and


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consequently that separate motion to reopen the record will also be denied.
            In addition to the two Plaintiff motions, the Defendant filed on February 22 a motion to strike portions of the appendix to Plaintiffs' motions filed on January 23. Given the rulings already made, the Defendant's motion is moot in that it has no bearing on any issue still in the case.
            Consequently, Defendant's motion filed on February 22 will be denied as moot.
            Ladies and gentlemen, that concludes the ruling. Are there other matters which should be discussed before we adjourn today? All right. Thank you all again. To everyone present, I wish you well and I hope that our paths cross again. Court will be in recess.


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